EXHIBIT 14.1
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                                 CODE OF ETHICS
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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

1) The Company shall conduct all activities in a lawful manner consistent with the highest standards of honesty, integrity, and ethics.

CONFLICTS OF INTEREST

2) The Company shall exercise reasonable and prudent professional judgment and shall otherwise act in the best interest of the Company.

INSIDER TRADING

3) Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.

COMPETITION AND FAIR DEALING

4) The Company shall provide services in a competent, efficient and fair manner. We seek to outperform our competition fairly and honestly.

RECORD KEEPING

5) The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

DISCRIMINATION AND HARASSMENT

6) The Company will not tolerate any illegal discrimination or harassment of any kind.

HEALTH AND SAFETY

7) The Company will strive to provide a safe and healthy work environment by following safety and health rules and practices. Violence and threatening behavior are not permitted. The use of illegal drugs in the workplace will not be tolerated.

CONFIDENTIALITY

8) The Company will maintain the confidentiality of confidential information entrusted to them.


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                                 CODE OF ETHICS
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PROTECTION AND PROPER USE OF COMPANY ASSETS

9) The Company shall endeavor to protect its assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability.

WAIVERS OF THE CODE OF ETHICS

10) Any waiver of this Code may be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

     COMPLIANCE PROCEDURES

11) The Company will work to ensure prompt and consistent action against violations of this Code.


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